Exhibit (f)
Canada Business Corporations Act
R.S.C. 1985, Chap. C-44
PART XVII
COMPULSORY AND COMPELLED ACQUISITIONS
[2001, c. 14, s. 98]
Definitions — s. 206
206. (1) The definitions in this subsection apply in this Part.
“dissenting offeree”
“dissenting offeree” means, where a take-over bid is made for all the shares of a class of shares, a holder of a share of that class who does not accept the take-over bid and includes a subsequent holder of that share who acquires it from the first mentioned holder;
“offer”
“offer” includes an invitation to make an offer; shell@07
“offeree”
“offeree” means a person to whom a take-over bid is made;
“offeree corporation”
“offeree corporation” means a distributing corporation whose shares are the object of a take-over bid;
“offeror”
“offeror” means a person, other than an agent, who makes a take-over bid, and includes two or more persons who, directly or indirectly,
(a) make take-over bids jointly or in concert; or
(b) intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made;
“share”
“share” means a share, with or without voting rights, and includes
(a) a security currently convertible into such a share; and
(b) currently exercisable options and rights to acquire such a share or such a convertible security;
“take-over bid”
“take-over bid” means an offer made by an offeror to shareholders of a distributing corporation at approximately the same time to acquire all of the shares of a class of issued shares, and includes an offer made by a distributing corporation to repurchase all of the shares of a class of its shares.
Right to acquire — s. 206(2)
(2) If within one hundred and twenty days after the date of a take-over bid the bid is accepted by the holders of not less than ninety per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on complying with this section, to acquire the shares held by the dissenting offerees.

Notice — s. 206(3)
(3) An offeror may acquire shares held by a dissenting offeree by sending by registered mail within sixty days after the date of termination of the take-over bid and in any event within one hundred and eighty days after the date of the take-over bid, an offeror’s notice to each dissenting offeree and to the Director stating that
(a) the offerees holding not less than ninety per cent of the shares to which the bid relates accepted the take-over bid;
(b) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid;
(c) a dissenting offeree is required to elect
(i) to transfer their shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or
(ii) to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within twenty days after receiving the offeror’s notice;
(d) a dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid; and
(e) a dissenting offeree must send their shares to which the take-over bid relates to the offeree corporation within twenty days after receiving the offeror’s notice.
Notice of adverse claim — s. 206(4)
(4) Concurrently with sending the offeror’s notice under subsection (3), the offeror shall send to the offeree corporation a notice of adverse claim in accordance with section 78 with respect to each share held by a dissenting offeree.
Share certificate — s. 206(5)
(5) A dissenting offeree to whom an offeror’s notice is sent under subsection (3) shall, within twenty days after receiving the notice,
(a) send the share certificates of the class of shares to which the take-over bid relates to the offeree corporation; and
(b) elect
(i) to transfer the shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or
(ii) to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within those twenty days.
Deemed election — s. 206(5.1)
(5.1) A dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid.
Payment — s. 206(6)
(6) Within twenty days after the offeror sends an offeror’s notice under subsection (3), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i).
Consideration — s. 206(7)
(7) The offeree corporation is deemed to hold in trust for the dissenting shareholders the money or other consideration it receives under subsection (6), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.
When corporation is offeror — s. 206(7.1)
(7.1) A corporation that is an offeror making a take-over bid to repurchase all of the shares of a class of its shares is deemed to hold in trust for the dissenting shareholders the money and other consideration that it would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i), and the corporation shall, within twenty days after a notice is sent under subsection (3), deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.
Duty of offeree corporation — s. 206(8)
(8) Within thirty days after the offeror sends a notice under subsection (3), the offeree corporation shall
(a) if the payment or transfer required by subsection (6) is made, issue to the offeror a share certificate in respect of the shares that were held by dissenting offerees;
(b) give to each dissenting offeree who elects to accept the take-over bid terms under subparagraph (5)(b)(i) and who sends share certificates as required by paragraph (5)(a) the money or other consideration to which the offeree is entitled, disregarding fractional shares, which may be paid for in money; and
(c) if the payment or transfer required by subsection (6) is made and the money or other consideration is deposited as required by subsection (7) or (7.1), send to each dissenting shareholder who has not sent share certificates as required by paragraph (5)(a) a notice stating that
(i) the dissenting shareholder’s shares have been cancelled,
(ii) the offeree corporation or some designated person holds in trust for the dissenting shareholder the money or other consideration to which that shareholder is entitled as payment for or in exchange for the shares, and
(iii) the offeree corporation will, subject to subsections (9) to (18), send that money or other consideration to that shareholder without delay after receiving the shares.
Application to court — s. 206(9)
(9) If a dissenting offeree has elected to demand payment of the fair value of the shares under subparagraph (5)(b)(ii), the offeror may, within twenty days after it has paid the money or transferred the other consideration under subsection (6), apply to a court to fix the fair value of the shares of that dissenting offeree.

Idem — s. 206(10)
(10) If an offeror fails to apply to a court under subsection (9), a dissenting offeree may apply to a court for the same purpose within a further period of twenty days.
Status of dissenter if no court application — s. 206(11)
(11) Where no application is made to a court under subsection (10) within the period set out in that subsection, a dissenting offeree is deemed to have elected to transfer their shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid.
Venue — s. 206(12)
(12) An application under subsection (9) or (10) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting offeree resides if the corporation carries on business in that province.
No security for costs — s. 206(13)
(13) A dissenting offeree is not required to give security for costs in an application made under subsection (9) or (10).
Parties — s. 206(14)
(14) On an application under subsection (9) or (10)
(a) all dissenting offerees referred to in subparagraph (5)(b)(ii) whose shares have not been acquired by the offeror shall be joined as parties and are bound by the decision of the court; and
(b) the offeror shall notify each affected dissenting offeree of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.
Powers of court — s. 206(15)
(15) On an application to a court under subsection (9) or (10), the court may determine whether any other person is a dissenting offeree who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting offerees.
Appraisers — s. 206(16)
(16) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of a dissenting offeree.
Final order — s. 206(17)
(17) The final order of the court shall be made against the offeror in favour of each dissenting offeree and for the amount for the shares as fixed by the court.
Additional powers — s. 206(18)
(18) In connection with proceedings under this section, a court may make any order it thinks fit and, without limiting the generality of the foregoing, it may
(a) fix the amount of money or other consideration that is required to be held in trust under subsection (7) or (7.1);
(b) order that that money or other consideration be held in trust by a person other than the offeree corporation;
(c) allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date they send or deliver their share certificates under subsection (5) until the date of payment; and

(d) order that any money payable to a shareholder who cannot be found be paid to the Receiver General and subsection 227(3) applies in respect thereof.
Obligation to acquire shares — s. 206.1
206.1 (1) If a shareholder holding shares of a distributing corporation does not receive an offeror’s notice under subsection 206(3), the shareholder may
(a) within ninety days after the date of termination of the take-over bid, or
(b) if the shareholder did not receive an offer pursuant to the take-over bid, within ninety days after the later of
(i) the date of termination of the take-over bid, and
(ii) the date on which the shareholder learned of the take-over bid, require the offeror to acquire those shares.
Conditions — s. 206.1(2)
(2) If a shareholder requires the offeror to acquire shares under subsection (1), the offeror shall acquire the shares on the same terms under which the offeror acquired or will acquire the shares of the offerees who accepted the take-over bid.